                                                                    Exhibit 99.4

                            SECURITIES LOAN AGREEMENT

This Securities Loan Agreement (this "AGREEMENT") dated as of December 16, 2004 between Wagontrails Investments N.V. ("LENDER") and Credit Suisse First Boston International ("BORROWER") sets forth the terms and conditions under which Lender may lend to Borrower ordinary shares of UTi Worldwide Inc., a British Virgin Islands company (the "SECURITIES"). Capitalized terms not otherwise defined herein shall have the meanings provided in Section 24.

The parties hereto agree as follows:

1.    LOANS OF SECURITIES.

      1.1 Subject to the terms and conditions of this Agreement, Lender agrees to lend and Borrower agrees to borrow 378,303 Securities (the "LOAN"), which terms may be amended during the Loan in accordance with Section 23 of this Agreement.

      1.2 Notwithstanding any other provision in this Agreement regarding when the Loan commences, the Loan shall not occur (a) until the Loaned Securities have been transferred in accordance with Section 16, (b) unless an effective registration statement relating to the Loaned Securities is available to enable Borrower to sell the Loaned Securities in an underwritten offering through the Underwriters (as defined below) pursuant to the Underwriting Agreement (as defined below) and (c) until the occurrence of the First Closing Date, as defined under the Underwriting Agreement dated December 16, 2004 among UTi Worldwide Inc., United Service Technologies Limited, and Credit Suisse First Boston LLC and Bear, Stearns & Co. Inc., as Representatives of the Several Underwriters named therein (the "UNDERWRITING AGREEMENT"). A registration statement on Form S-3 (Registration No. 333-120040) (the "REGISTRATION STATEMENT") relating to 728,214 Securities owned by Lender, among other Securities, was declared effective on December 3, 2004. The parties acknowledge that the Underwriting Agreement provides that a final prospectus supplement containing the terms of the offering of the Securities has been prepared and will be filed with the SEC in the form first used to confirm sales of Securities (the "FINAL PROSPECTUS SUPPLEMENT"), that Lender is making the Loan to Borrower for purposes of delivery of the Loaned Securities to the Underwriters pursuant to the Underwriting Agreement and that provided the Registration Statement continues to be effective at the time of the Loan, the Final Prospectus Supplement is intended to and would enable Borrower to sell the Loaned

            Securities in the underwritten offering through the Underwriting Agreement.

      1.3 WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO LENDER, IF ANY, MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF BORROWER'S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE LOANED SECURITIES.

2.    TRANSFER OF LOANED SECURITIES.

      2.1 Lender shall use its commercially reasonable efforts to transfer or cause to be transferred Loaned Securities to Borrower on or before the close of business on December 21, 2004 and in any event on or before 11 A.M. (New York City time) on December 22, 2004. The Loan will commence on the later of (x) December 22, 2004 and (y) the date on which all conditions set forth in Section 1.2 are satisfied.

3.    COLLATERAL.

      3.1 Unless the Loan has been terminated, Borrower shall, no later than the Cutoff Time on the second day immediately following the day on which a Credit Downgrade has occurred, transfer to Lender Collateral with a market value equal to 100% (the "MARGIN PERCENTAGE") of the market value of the Loaned Securities determined as of such day or, if such day is not a day on which a transfer of such Collateral may be effected under Section 16, the next day on which such a transfer may be effected (such date, the "PLEDGE DATE"). A "CREDIT DOWNGRADE" occurs when Borrower receives a rating for its long term, unsecured and unsubordinated indebtedness that is below A- by Standard and Poor's Ratings Group, or its successor ("S&P"), or below A3 by Moody's Investors Service, Inc., or its successor ("MOODY'S"), or, if either S&P or Moody's ceases to rate such debt, an equivalent or lower rating by a substitute rating agency mutually agreed upon by Lender and Borrower.

      3.2. The Collateral transferred by Borrower to Lender, as adjusted pursuant to Section 8, shall be security for Borrower's obligations in respect of the Loan. Borrower hereby pledges with, assigns to, and grants Lender a continuing first priority security interest in, and a first priority lien upon, the Collateral, which shall attach upon the transfer of the Collateral by Borrower to Lender on the Pledge Date and which shall cease upon the earlier to occur of (x) a Credit Upgrade and (y) the transfer of the Loaned

            Securities by Borrower to Lender. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. It is understood that Lender may invest the Collateral if such Collateral consists of cash, at its own risk, but that Lender shall, during the term of the Loan, segregate Collateral from all securities or other assets in its possession. Lender may not pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register Collateral evidenced by physical certificates in any name other than Borrower's except in the event of a Default by Borrower. A "CREDIT UPGRADE" occurs when Borrower receives a rating for its long term, unsecured and unsubordinated indebtedness that is A- or better by S&P or A3 or better by Moody's, or, if either S&P or Moody's ceases to rate such debt, an equivalent or higher rating by a substitute rating agency mutually agreed upon by Lender and Borrower.

      3.3.  Except as otherwise provided herein, upon the earlier to occur of
            (x) the day immediately following the day on which Borrower notifies Lender pursuant to Section 21 that a Credit Upgrade has occurred and
            (y) transfer to Lender of the Loaned Securities on the day the Loan is terminated pursuant to Section 5, Lender shall be obligated to transfer the Collateral, if any, (as adjusted pursuant to Section 8) to Borrower no later than the Cutoff Time on such day or, if such day is not a day on which a transfer of such Collateral may be effected under Section 16, the next day on which such a transfer may be effected.

      3.4 Borrower may, upon reasonable notice to Lender (taking into account all relevant factors, including industry practice, the type of Collateral to be substituted and the applicable method of transfer), substitute Collateral for Collateral securing the Loan; provided, however, that such substituted Collateral shall (a) consist only of cash or Cash Equivalents and (b) have a market value such that the aggregate market value of such substituted Collateral, together with all other Collateral for the Loan, shall equal or exceed the Margin Percentage of the market value of the Loaned Securities.

4.    FEES FOR LOAN.

      4.1(a) Borrower agrees to pay Lender a loan fee of 40 basis points per annum (a "LOAN FEE"), computed daily on the Loan, based on the aggregate market value, determined in accordance with Section 15 hereof, of the Loaned Securities on the day for which such Loan Fee is being computed and (b) Lender agrees to pay Borrower a fee or rebate (a "CASH COLLATERAL FEE") on Collateral, equal to the amount of all earnings or returns received by Lender in respect of any Collateral consisting of cash. Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned Securities are returned to Lender, and Cash Collateral Fee shall accrue from and including the date on which the cash Collateral is transferred to Lender to, but excluding, the date on which such cash Collateral is returned to Borrower.

      4.2 Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable upon the earlier of (i) the fifteenth day of the month following the calendar month in which such Loan Fee or Cash Collateral Fee was incurred or (ii) the termination of the Loan; provided that if a transfer of cash in accordance with Section 16 may not be effected on such fifteenth day referred to in clause
            (i) or the day of such termination referred to in clause (ii), as the case may be, the next day on which such transfer may be effected.

      Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower and all Cash Collateral Fees shall be payable immediately by Lender in the event of a Default hereunder by Lender.

5.    TERMINATION OF THE LOAN.

      (a) Borrower may terminate the Loan on any Business Day by giving notice to Lender and transferring the Loaned Securities to Lender before the Cutoff Time on such Business Day, and (b) Lender may terminate the Loan on a termination date established by prior notice given to Borrower pursuant to Section 21 prior to 2 p.m. (New York City time) on a Business Day. The termination date established by a termination notice given by Lender to Borrower shall be a Business Day no earlier than the third Business Day following the date of such notice. Unless otherwise agreed, Borrower shall, on or before the Cutoff Time on the termination date of the Loan, transfer the Loaned Securities to Lender; provided, however, that upon such transfer by Borrower, Lender shall transfer the Collateral, if any, (as adjusted pursuant to Section 8) to Borrower in accordance with Section 3.3.

6.    RIGHTS OF BORROWER IN RESPECT OF THE LOANED SECURITIES.

      Except as set forth in Sections 7.1 and 7.2 and as otherwise agreed in writing by Borrower and Lender, until Loaned Securities are required to be redelivered to Lender upon termination of the Loan, Borrower shall have all of the rights and incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, the Loaned Securities in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan.

7.    DIVIDENDS, DISTRIBUTIONS, ETC.

      7.1 Lender shall be entitled to receive all distributions made on or in respect of the Loaned Securities which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower, including, but not limited to: (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of the Loaned Securities and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.

      7.2 Any cash distribution made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 7.1, shall be paid by the transfer of cash to Lender by Borrower, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Lender is not in Default (except if such Default resulted solely from an event described in Section 11.3 hereof) at the time of such payment. Non-cash distributions received by Borrower shall be added to the Loaned Securities on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith transfer the same to Lender.

      7.3 Borrower shall be entitled to receive all cash distributions made on or in respect of noncash Collateral that are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been transferred to Lender. Any distributions of cash made on or in respect of such Collateral that Borrower is entitled to receive hereunder shall be paid by the transfer of cash to Borrower by Lender, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Borrower is not in Default (except if such Default resulted solely from an event described in Section 11.3 hereof) at the time of such payment.

      7.4   (a)   Unless otherwise agreed, if (i) Borrower is required to make a payment (a "BORROWER PAYMENT") with respect to cash distributions on Loaned Securities under Sections 7.1 and 7.2
                  ("SECURITIES DISTRIBUTIONS"), or (ii) Lender is required to make a payment (a "LENDER PAYMENT") with respect to cash distributions on Collateral under Section 7.3 ("COLLATERAL
                  DISTRIBUTIONS"), and (iii) Borrower or Lender, as the case may be ("PAYOR"), shall be required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower Payment or Lender Payment ("TAX"), then Payor shall (subject to subsections (b) and (c) below), pay such additional amounts as may be necessary in order that the net amount of the Borrower
                  Payment or Lender Payment received by the Lender or Borrower, as the case may be ("PAYEE"), after payment of such Tax equals the net amount of the Securities
                  Distribution or Collateral Distribution that would have been received if such Securities Distribution or Collateral
                  Distribution had been paid directly to the Payee.

            (b) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that Tax would have been imposed on a Securities Distribution or Collateral Distribution paid directly to the Payee.

            (c) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that such Payee is entitled to an exemption from, or reduction in the rate of, Tax on a Borrower Payment or Lender Payment subject to the provision of a certificate or other documentation, but has failed timely to provide such certificate or other documentation.

      7.5 To the extent that, under the provisions of Sections 7.1 through 7.4, (a) a transfer of cash or other property by Borrower would give rise to a Margin Excess (as defined in Section 8.3 below) or (b) a transfer of cash or other property by Lender would give rise to a Margin Deficit (as defined in Section 8.2 below), Borrower or Lender (as the case may be) shall not be obligated to make such transfer of cash or other property in accordance with such Sections, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under such Sections to the account of Lender or Borrower (as the case may be).

8.    MARK TO MARKET.

      8.1 Starting on the Pledge Date, Borrower shall mark to market daily the Loan and in the event that at the close of trading on any Business Day the market value of the Collateral for the Loan shall be less than 100% of the market value of all the outstanding Loaned Securities, Borrower shall transfer additional Collateral no later than the close of the next Business Day so that the market value of such additional Collateral, when added to the market value of the other Collateral for the Loan, shall equal 100% of the market value of the Loaned Securities.

      8.2 In addition to any rights of Lender under Section 8.1, in the event that at the close of trading on any Business Day following the Pledge Date the aggregate market value of all Collateral for the Loan shall be less than the Margin Percentage of the market value of all the outstanding Loaned Securities (a "MARGIN DEFICIT"), Lender may, by notice to Borrower, demand that Borrower transfer to Lender additional Collateral so that the market value of such additional Collateral, when added to the market value of all other Collateral for the Loan, shall equal or exceed the Margin

            Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Lender's notice to Borrower.

      8.3 In the event that at the close of trading on any Business Day following the Pledge Date the market value of all Collateral for Loans to Borrower shall be greater than the Margin Percentage of the market value of all the outstanding Loaned Securities (a "MARGIN EXCESS"), Borrower may, by notice to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the market value of the Collateral for the Loan, after deduction of such amounts, shall thereupon not exceed the Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Borrower's notice to Lender.

9.    REPRESENTATIONS.

      Each party to this Agreement hereby makes the following representations and warranties, which shall continue during the term of any Loan hereunder:

      9.1 Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) each party hereto represents and warrants that this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

      9.2 Each party hereto represents and warrants that the execution, delivery and performance by it of this Agreement and the Loan will at all times comply with all applicable laws and regulations including those of applicable regulatory and self-regulatory organizations.

      9.3 Each party hereto represents and warrants that (a) it is acting for its own account and (b) it has made its own independent decision to enter into the Loan and this Agreement and as to whether the Loan and the Agreement are appropriate or proper for it is based upon its own judgment and upon advice of such advisors as each such party deems necessary. Each party acknowledges and agrees that it is not relying, and has not relied, upon any communication (written or oral) of the other party or any affiliate, employee or agent of such other party with respect to the legal, accounting, tax or other implications of the Loan and the Agreement and that each party has conducted its own analyses of the legal, accounting, tax and other implications hereof and thereof; it being understood that information and explanations related to the terms and conditions of the Loan or this Agreement shall not be considered investment advice or a recommendation to enter into the Loan or this Agreement. Each party is entering into the Loan and this Agreement with a full understanding of all of the terms and risks hereof and thereof (economic and otherwise) and is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks. Each party is also capable of assuming (financially and otherwise), and assumes, those risks. Each party acknowledges that neither the other party nor any affiliate, employee or agent of such other party is acting as a fiduciary for or an advisor to it in respect of the Loan or this Agreement.

      9.4 Borrower represents and warrants that (a) it will have at the time of transfer of any Collateral, the right to grant to Lender a first priority security interest therein and a first priority lien thereupon subject to the terms and conditions hereof, and (b) it (or the person to whom it relends the Loaned Securities) is borrowing or will borrow the Loaned Securities (except for Loaned Securities that qualify as "exempted securities" under Regulation T of the Board of Governors of the Federal Reserve System) for the purpose of making delivery of such Loaned Securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T as in effect from time to time.

      9.5 Lender represents and warrants that it has, or will have at the time of transfer of any Loaned Securities, the right to transfer the Loaned Securities subject to the terms and conditions hereof.

      9.6 Lender is the record and beneficial owner of the Securities, and Lender will transfer all Loaned Securities to Borrower hereunder free and clear of all liens, encumbrances, equities and claims.

      9.7 Lender did not obtain, directly or indirectly, any of the Securities transferred to Borrower hereunder for any Loan, from or using the assets of any Plan.

      9.8 Lender represents and warrants that it owns 728,214 Securities, which represent 2.35% of the Securities outstanding as of December 15, 2004 and that each of the footnotes relating to such Lender in the "Selling Shareholders" section of the final Prospectus Supplement dated December

            16, 2004 under the Registration Statement relating to the sale of the Loaned Securities will be true and correct as of the date of such final Prospectus Supplement.

10.   COVENANTS.

      10.1 Each party hereto agrees and acknowledges that (a) the Loan is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "BANKRUPTCY CODE"), (b) each and every transfer of funds, securities and other property under this Agreement and the Loan is a "settlement payment" or a "margin payment," as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code, and (c) the rights given to Borrower and Lender hereunder upon a Default by the other party constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code.

      10.2 Borrower agrees to be liable as principal with respect to its obligations hereunder.

      10.3 Lender agrees to be liable as principal with respect to its obligations hereunder.

      10.4 Promptly upon (and in any event within seven (7) Business Days after) demand by Lender, Borrower shall furnish Lender with Borrower's most recent publicly-available financial statements and any other financial statements mutually agreed upon by Borrower and Lender.

      10.5 Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Lender agree that Loans hereunder shall in no event be "exchange contracts" for purposes of the rules of any securities exchange and that Loans hereunder shall not be governed by the buy-in or similar rules of any such exchange, registered national securities association or other self-regulatory organization.

11.   EVENTS OF DEFAULT.

      The Loan may be terminated immediately upon the occurrence of any one or more of the following events (individually, a "DEFAULT") at the option of the non-Defaulting party (the "NON-DEFAULTING PARTY") upon delivery of notice by the Non-Defaulting Party pursuant to Section 21 to the defaulting party (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an event specified in subsection 11.5 below):

      11.1 if any Loaned Securities shall not be transferred to Lender upon termination of the Loan as required by Section 5;

      11.2 if either party (i) shall fail to transfer to the other party amounts in respect of distributions required to be transferred by
            Section 7, (ii) shall have received notice of such failure from the Non-Defaulting Party, and (iii) shall not have cured such Default by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected in accordance with Section 16;

      11.3 if (i) either party shall commence as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, (ii) any such case or proceeding shall be commenced against either party, or another shall seek such an appointment, or any application shall be filed against either party for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 30 days, (iii) either party shall make a general assignment for the benefit of creditors, or (iv) either party shall admit in writing its inability to pay its debts as they become due;

      11.4 if Borrower shall have been suspended or expelled from membership or participation in any national securities exchange or registered national securities association of which it is a member or other self-regulatory organization to whose rules it is subject or if it is suspended from dealing in securities by any federal or state government agency thereof and such suspension or expulsion shall have a material adverse effect on its ability to perform its obligations hereunder;

      11.5 if either party shall have its license, charter, or other authorization necessary to conduct a material portion of its business or perform its obligations hereunder withdrawn, suspended or revoked by any applicable federal or state government or agency thereof;

      11.6 if any representation made by either party in respect of this Agreement or any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder;

      11.7 if either party notifies the other, orally or in writing, of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder;

      11.8  if any Collateral shall not be transferred to Lender as required by
            Section 3.1 or transferred to Borrower as required by Section 3.3 or 5;

      11.9  if either party shall fail to transfer Collateral as required by
            Section 8; or

      11.10 if either party (i) shall fail to perform any material obligation under this Agreement not specifically set forth in subsections 11.1 through 11.9 above, including, but not limited to, the payment of fees as required by Section 4 and the payment of transfer taxes as required by Section 14, (ii) shall have received notice pursuant to
            Section 21 of such failure from the Non-Defaulting Party and (iii) shall not have cured such failure by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected under
            Section 16;

12.   LENDER'S REMEDIES.

      Upon the occurrence of a Default under Section 11 entitling Lender to terminate the Loan (other than a Default resulting from the failure by Borrower to transfer Collateral to Lender as required by Section 3.1), Lender shall have the right (without further notice to Borrower), in addition to any other remedies provided herein or under applicable law,
      (a) to purchase a like amount of Loaned Securities ("REPLACEMENT SECURITIES") in the principal market for such Loaned Securities in a commercially reasonable manner (it being understood that it would be commercially reasonable if on each Business Day immediately following the date on which Lender receives notice of such Default, Lender purchases a number of Securities no less than 10% but no more than 15% of the average daily trading volume reported for such Securities during the four calendar weeks preceding the week in which such purchase is to be effected (or, if the remaining number of such Securities to be purchased is less than 10% of such average daily trading volume, such remaining number of the securities to be purchased by Lender)), (b) to sell any Collateral, if any, pledged to Lender at the time, in the principal market for such Collateral in a commercially reasonable manner and (c) to apply and set off the Collateral and any proceeds thereof against the payment of the purchase price for such Replacement Securities and any amounts due to Lender under Sections 4, 7, 14 and 17. In the event Lender shall exercise such rights, Borrower's obligation to return a like amount of the Loaned Securities shall terminate. Lender may similarly apply the Collateral, if any, and any proceeds thereof to any other obligation of Borrower under this Agreement, including Borrower's obligation with respect to distributions paid to Borrower (and not forwarded to Lender) in respect of the Loaned Securities. In the event that (i) the purchase price of Replacement Securities (plus all other amounts, if any, due to Lender hereunder) exceeds (ii) the amount of the Collateral, if any, Borrower shall be liable to Lender for the amount of such excess together with interest thereon at a rate equal to the cost to Lender to borrow the funding necessary for its payment of such purchase price from the date of purchase of such Replacement Securities until the date of payment of such amount by Borrower. The purchase price of Replacement Securities purchased under this Section 12 shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Lender exercises its rights under this Section 12, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Securities or selling all or a portion of the Collateral, if any, to be deemed to have made, respectively, such purchase of Replacement Securities or sale of Collateral for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the most recent closing bid quotation from such a source. Upon the satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Borrower.

13.   BORROWER'S REMEDIES.

      Upon the occurrence of a Default under Section 11 entitling Borrower to terminate all Loans hereunder, Borrower shall have the right (without further notice to Lender), in addition to any other remedies provided herein or under applicable law, (a) to purchase a like amount of Collateral, if any, pledged at the time to Lender ("REPLACEMENT COLLATERAL") in the principal market for such Collateral in a commercially reasonable manner, (b) to sell a like amount of the Loaned Securities in the principal market for such securities in a commercially reasonable manner and (c) to apply and set off the Loaned Securities and any proceeds thereof against (i) the payment of the purchase price for such Replacement Collateral, (ii) Lender's obligation to return any cash or other Collateral and (iii) any amounts due to Borrower by Lender under Sections 4, 7 and 17. In such event, Borrower may treat the Loaned Securities as its own and Lender's obligation to return a like amount of the Collateral shall terminate. Borrower may similarly apply the Loaned Securities and any proceeds thereof to any other obligation of Lender under this Agreement, including Lender's obligations with respect to distributions paid to Lender (and not forwarded to Borrower) in respect of Collateral. In the event that (i) the sales price received from such Loaned Securities is less than (ii) the purchase price of Replacement Collateral (plus the amount of any cash or other Collateral not replaced by Borrower and all other amounts, if any, due to Borrower hereunder), Lender shall be liable to Borrower for the amount of any such deficiency, together with interest on such amounts at a rate equal to the cost to Borrower to borrow the funding necessary for its payment of such purchase price, from the date of such sale until the date of payment of such deficiency by Lender. The purchase price of any Replacement Collateral purchased under this Section 13 shall include, and the proceeds of any sale of Loaned Securities shall be determined after deduction of, broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Borrower exercises its rights under this Section 13, Borrower may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Collateral or selling all or a portion of the Loaned Securities, to be deemed to have made, respectively, such purchase of Replacement Collateral or sale of Loaned Securities for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the most recent closing bid quotation from such a source. Upon the satisfaction of all Lender's obligations hereunder, any remaining Loaned Securities (or remaining cash proceeds thereof) shall be returned to Lender. Without limiting the foregoing, the parties hereto agree that they intend the Loans hereunder to be loans of securities. If, however, any Loan is deemed to be a loan of money by Borrower to Lender, then Borrower shall have, and Lender shall be deemed to have granted, a security interest in the Loaned Securities and the proceeds thereof.

14.   TRANSFER TAXES.

      All transfer taxes with respect to the transfer of the Loaned Securities by Lender to Borrower and by Borrower to Lender upon termination of the Loan shall be paid by Borrower.

15.   MARKET VALUE.

      15.1 Unless otherwise agreed, if the principal market for the Securities to be valued is a national securities exchange in the United States, their market value shall be determined by their last sale price on such exchange on the preceding Business Day or, if there was no sale on that day, by the last sale price on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange.

      15.2 Except as otherwise agreed, if the principal market for the Securities to be valued is the over-the-counter market, their market value shall be determined as follows: (a) if the securities are quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), their market value shall be the closing sale price on NASDAQ on the preceding Business Day or, if the Securities are issues for which last sale prices are not quoted on NASDAQ, the closing bid price on such day or (b) if the Securities to be valued are not quoted on NASDAQ, their market value shall be the highest bid quotation as quoted in any of The Wall Street Journal, the National Quotation Bureau pink sheets, the Salomon Brothers quotation sheets, quotations sheets of registered market makers and, if necessary, dealers' telephone quotations on the preceding Business Day. In each case referred to in subsections (a) or (b) above, if the relevant quotation did not exist on such day, then the relevant quotation on the next preceding Business Day in which there was such a quotation shall be the market value.

      15.3 Unless otherwise agreed, if the Securities to be valued are Government Securities, their market value shall be the average of the bid and ask prices as quoted on Prophesy at 3:30 P.M. New York time on the Business Day preceding the date on which such determination is made. If the Securities are not so quoted on such day, their market value shall be determined as of the next preceding Business Day on which they were so quoted. If the Securities to be valued are Government Securities that are not quoted on Prophesy, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice for such Securities.

      15.4  All determinations of market value under Sections 15.1, 15.2 and
            15.3 shall include, where applicable, accrued interest to the extent not already included therein (other than any interest transferred to the other party pursuant to Section 7). The determinations of market value provided for in this Section 15 shall apply for all purposes under this Agreement, except for purposes of Section 12 and 13.

16.   TRANSFERS.

      16.1 All transfers by either Borrower or Lender of Loaned Securities consisting of "financial assets" (within the meaning of the UCC) hereunder shall be by (a) in the case of certificated securities, physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers (provided that bond transfer powers shall be provided only upon a distribution consisting of bonds made during the term of the Loan on or in respect of the Loaned Securities), as the case may be, and to the extent Lender has a securities account with Bear Stearns International Limited and the Loaned Securities are not registered in the same name as the name on such account, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) registration of an uncertificated security in the transferee's name by the issuer of such uncertificated security,
            (c) the crediting by a Clearing Organization of such financial assets to the transferee's "securities account" (within the meaning of the UCC) maintained with such Clearing Organization, or
            (d) such other means as Borrower and Lender may agree.

      16.2 All transfers of cash Collateral hereunder shall be by (a) wire transfer in immediately available, freely transferable funds, (b) such other means as Borrower and Lender may agree. All other transfers of cash hereunder shall be made in accordance with the preceding sentence or by delivery of a certified or official bank check representing next-day New York Clearing House Funds.

      16.3 A transfer of securities or cash may be effected under this Section 16 on any day except (a) a day on which the transferee is closed for business at its address set forth in Schedule A hereto or (b) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

      16.4 For the avoidance of doubt, the parties agree and acknowledge that the term "SECURITIES," as used herein (except in this Section 16), shall include any "security entitlements" with respect to such Securities (within the meaning of the UCC). In every transfer of "financial assets" (within the meaning of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under
            Section 8-501 of the UCC, (b) to enable the transferee to obtain "control" (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation.

17.   CONTRACTUAL CURRENCY.

      17.1 Borrower and Lender agree that: (a) any payment in respect of a distribution under Section 7 shall be made in the currency in which the underlying distribution of cash was made, (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made and (c) any other payment of cash in connection with the Loan under this Agreement shall be in the currency agreed upon by Borrower and Lender in connection with the Loan (the currency established under clause (a), (b) or (c) hereinafter referred to as the "CONTRACTUAL CURRENCY"). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.

      17.2 If for any reason the amount in the Contractual Currency received under Section 17.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, is less than the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the Non-Defaulting Party), as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for such shortfall.

      17.3 If for any reason the amount in the Contractual Currency received under Section 17.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the Non-Defaulting Party) refund promptly the amount of such excess to the party that made such payment.

18.   APPLICABLE LAW.

      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

19.   WAIVER.

      The failure of a party to this Agreement to exercise any right granted or insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to exercise such right, or any other right or insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

20.   REMEDIES.

      All remedies hereunder and all obligations with respect to the Loan shall survive the termination of the Loan, return of Loaned Securities and termination of this Agreement.

21.   NOTICES AND OTHER COMMUNICATIONS.

      Unless another address is specified in writing by the respective party to whom any notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in Schedule A attached hereto. All notices shall be effective upon actual receipt, provided, however, that if any notice shall be received by a party on a day on which such party is not open for business at its office located at the address set forth in Schedule A, such notice shall be deemed to have been received by such party at the opening of business on the next day on which such party is open for business at such address.

22.   SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

      22.1 EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

      22.2 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23.   MISCELLANEOUS.

      This Agreement supersedes any other agreement between the parties hereto concerning loans of securities between Borrower and Lender. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall enure to the benefit of Borrower and Lender and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon written notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought. Each provision and agreement herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterparty of this Agreement.

24.   DEFINITIONS.

      For the purposes hereof:

      24.1 "BUSINESS DAY" shall mean, with respect to the Loan, a day on which regular trading occurs in the principal market for the Loaned Securities, provided, however, that for purposes of Section 15, such term shall mean a day on which regular trading occurs in the principal market for the Securities whose value is being determined.

      24.2 "CLEARING ORGANIZATION" shall mean The Depository Trust Company, or, if agreed to by Borrower and Lender, such other clearing agency at which Borrower (or Borrower's agent) and Lender (or Lender's agent) maintain accounts, or a book-entry system maintained by a Federal Reserve Bank.

      24.3 "CASH EQUIVALENTS" shall mean (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition,
            (b) certificates of deposit with maturities of six months or less from the date of the acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and Thompson Bank Watch Rating of "B" or better, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition and (e) money market funds at least 95% of the assets of which constitute cash or Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.

      24.4 "COLLATERAL" shall mean, whether now owned or hereafter acquired and to the extent permitted by applicable law, (a) cash or Cash Equivalents transferred to Lender pursuant to Section 3 or 8, (b) any property substituted therefor pursuant to Section 3.4, (c) all accounts in which such property is deposited and all securities and the like in which any cash collateral is invested or reinvested, and (d) any proceeds of any of the foregoing. For purposes of return of Collateral by Lender or purchase or sale of securities pursuant to
            Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Collateral initially transferred by Borrower to Lender.

      24.5  "CUTOFF TIME" shall mean 11:45 a.m. (New York City time).

      24.6  "DEFAULT" shall have the meaning assigned in Section 9.

      24.7 "LOANED SECURITY" shall mean any Security transferred in the Loan until such Security (or an identical Security) is transferred back to Lender hereunder, except that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange is made.

      24.8  "PLAN" shall mean (a) any "employee benefit plan" as defined in
            Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (b) any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986; or (c) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section 2510.3-101.

      IN WITNESS WHEREOF, the parties hereto have caused this Securities Loan Agreement to be duly executed as of the date first above written.

LENDER:

WAGONTRAILS INVESTMENTS N.V.

By:   /s/ Ian Whitecourt
      ----------------------------------
      Name:  Ian Whitecourt
      Title:  Director

BORROWER:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:   /s/ Mark Skinner
      ----------------------------------
      Name:  Mark Skinner
      Title:  Vice President

By:   /s/ Anne Harrington
      ----------------------------------
      Name:  Anne Harrington
      Title:  Vice President

                                   SCHEDULE A

                     NAMES AND ADDRESSES FOR COMMUNICATIONS

Borrower:
--------

c/o CREDIT SUISSE FIRST BOSTON LLC
Eleven Madison Avenue
New York, New York 10010
Attention:  J.J. Jaxon
Tel:  (212) 325-5316
Fax:  (212) 325-4585

With a copy to:

CREDIT SUISSE FIRST BOSTON
One Madison Avenue, 9th Floor
New York, NY 10010
Attn:  Director, Derivatives Group
       Legal and Compliance Department

       Tel:  (212) 538-2616
       Fax:  (212) 325-8036

Lender:
------

Wagontrails Investments N.V.
P.O. Box 1915
Kempton Park 1620
Johannesburg, South Africa
Attn: Matthys J. Wessels

With a copy to:
Marc Lagesse
Telephone No.:  35 222 408 11
Facsimile No.:  35 222 408 155

                                       A-1